EXHIBIT 8(c)

                       AGREEMENT TO PAY OPERATING EXPENSES

This Agreement to Pay Operating Expenses is made as of January 1, 1999, and amended effective as of September 1, 2000, between Mutual of America Capital Management Corporation, a Delaware corporation (the Adviser), and Mutual of America Institutional Funds, Inc., a Maryland corporation (the Investment Company).

WHEREAS, the Adviser serves as investment adviser for the portfolios (the Funds) of the Investment Company; and

WHEREAS, the Adviser has voluntarily reimbursed or otherwise limited the operating expenses of each of the Funds since its inception date; and

WHEREAS, the Investment Company desires that the Adviser's voluntary payment of expenses be formalized in this Agreement, and the Adviser is willing to do so on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual promises herein contained, the Investment Company and the Adviser, intending to be legally bound, mutually covenant and agree as follows:


Section 1. Payment of Expenses. The Adviser agrees to reimburse or otherwise limit the expenses of the Funds, other than for advisory fees, extraordinary expenses and portfolio transaction costs, so that such expenses will not exceed the following annual rates of net assets, accrued on a daily basis:

   Equity Index Fund -- .20%                  All America Fund -- .35%,
   Mid-Cap Equity Index Fund -- .20%          Aggressive Equity Fund -- .25%
   Bond Fund -- .25%                          Money Market Fund -- .20%

As a result of such payment by the Adviser of operating expenses, the Funds will have maximum total annual expenses, excluding extraordinary expenses and portfolio transaction costs, at the following annual rates of net assets:

   Equity Index Fund -- .325%                 All America Fund -- .85%
   Mid-Cap Equity Index Fund -- .325%         Aggressive Equity Fund -- 1.10%
   Bond Fund -- .70%                          Money Market Fund -- .40%

Section 2. Determination of Expense Accruals. At least quarterly, the Investment Company will determine the appropriate daily expense accrual to be assessed against the


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net assets of each of the Funds and will inform the Adviser of the then  current rates of expense accruals for the Funds.

Section 3. Payment of Expenses by the Adviser. The Adviser, on behalf of the Funds and the Investment Company, will pay all bills and expenses of the Funds and the Investment Company as they become due and payable, other than for advisory fees, extraordinary expenses and portfolio transaction costs.

Section 4. Payment of Accrued Amounts to the Adviser. At the end of each calendar month, the Investment Company will pay, or cause to be paid, to the Adviser all amounts then held by the Investment Company's custodian as a result of daily accruals of expenses against the net assets of the Funds during that calendar month, other than accruals for advisory fees or extraordinary expenses. For any calendar year, the Adviser shall not receive or retain from any of the Funds an amount of accrued expenses that exceeds the actual amount of the Fund's operating expenses for the year.

Section 5. Term of Agreement. This Agreement will continue in effect until December 31, 1999 and will continue in effect from year to year thereafter unless cancelled by (i) the Investment Company upon not less than 30 days' written notice to the Adviser, or (ii) the Adviser upon written notice to the Investment Company delivered within the two week period between December 16 and December 30, in which case this Agreement will terminate as of January 1 of the upcoming year.

IN WITNESS WHEREOF, authorized officers of the Adviser and the Investment Company have signed this Agreement as of the date first written above.

MUTUAL OF AMERICA CAPITAL                    MUTUAL OF AMERICA
MANAGEMENT CORPORATION                       INSTITUTIONAL FUNDS, INC.

By:                                          By:
    ---------------------------------           --------------------------------
Name:  Richard J. Ciecka                     Name:  Dolores J. Morrissey
Title: President and CEO                     Title: President

Attest:                                      Attest:

------------------------------               ------------------------------
Stanley M. Lenkowicz                         Stanley M. Lenkowicz
Senior Vice President, Deputy                Senior Vice President, Deputy
General Counsel and Secretary                General Counsel and Secretary


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